LAMBERTH & STEWART, P.L.L.C.
                            ATTORNEYS AND COUNSELORS
                               2840 LINCOLN PLAZA
                                500 NORTH AKARD
                              DALLAS, TEXAS 75201




                                February 1, 2001





FreewillPC.com, Inc.
Attention:  Mr. David McCune
709-B W. Rusk, Suite 500
Rockwall, TX  75087

Dear Mr. McCune:

         As the sole director, officer and major shareholder of FreewillPC.com, Inc. (the "Corporation"), you have requested that I review the Corporation's documents in connection with the issuance of its Common Stock, par value of $0.001 per share (the "Common Stock"), upon organization and pursuant to Nevada corporation law regarding a public offering of a maximum of not more than 2,000,000 shares and a minimum of not less than 200,000 shares, at a price of $0.125 per share.

         In this respect, I have examined the following documents of the Corporation which you have certified constitute all the records of the Corporation at this time:

            1. Articles of Incorporation filed with the Secretary of State of Texas, on June 13, 2000 authorizing twenty-five million (25,000,000) shares of $0.001 par value capital stock.

            2. A set of Bylaws approved and adopted by the Corporation upon its organization and signed by David McCune, Secretary.

            3. Minutes of the Organization Meeting held by David McCune on June 13, 2000, as the sole director named in the Articles of Incorporation, during which the following business, among others, was transacted.

                    o    Issuance  of  4,000,000  shares  of  the  Corporation's
                         Common Stock to David McCune as consideration for services rendered and cash advanced to or for the Corporation at a total stated value of $4,000.00.

FreewillPC.com, Inc.
Attention:  Mr. David McCune
February 1, 2001
Page 2
----------------------------




            4. Special Meeting of the Board of Directors of the Corporation, of which David McCune is the sole director, dated June 15, 2000, which authorizes the following transaction:

                    o Issuance of 200,000 shares of Common Stock of the Corporation to Calico Internet Services, Inc. as consideration for the payment of $10,000.00 for the development of the Corporation's web site.

                    o Filing of a public offering of not more than 4,000,000 shares and not less than 400,000 shares of the Corporation's Common Stock at a price of $0.125 per share pursuant to a registration statement to be filed by the Corporation with the Securities and Exchange Commission on Form SB-1 or SB-2.

            5. Special Meeting of the Board of Directors of the Corporation, of which David McCune is the sole director, dated December 19, 2000, which authorizes the following transaction:

                    o Modify the public offering and change the Corporation filing of an SB-1 registration (selling a minimum of 400,000 shares and a maximum of 4,000,000 shares at $0.125 per share) to filing an SB-1 or SB-2 registration statement with the Securities and Exchange Commission to sell up to 2,000,000 shares of its $0.001 par value Common Stock for $0.25 per share with a minimum to be sold of not less than 200,000 shares.

            6. A true and correct copy of stock certificate number 1 in the amount of 4,000,000 shares identifying David McCune as the owner of such 4,000,000, fully paid and non-assessable shares, dated June 13, 2000, signed by David McCune, Secretary, and David McCune, President.

            7. A true and correct copy of stock certificate number 2 in the amount of 200,000 shares identifying Calico Internet Services, Inc. as the owner of such 200,000, fully paid and non-assessable shares, dated June 15, 2000, signed by David McCune, Secretary, and David McCune, President.

FreewillPC.com, Inc.
Attention:  Mr. David McCune
February 1, 2001
Page 3
---------------------------


         Based upon my examination of the foregoing documents, which, I am advised, constitute all of the records of the Corporation and my understanding of Nevada corporate law, I believe that the 4,200,000 shares of Common Stock presently outstanding constitute validly issued, fully paid, and non-assessable shares of Common Stock of the Corporation. Additionally, I believe that the shares authorized for issuance pursuant to the public offering will, upon payment therefore, likewise constitute validly issued, fully paid, and non-assessable shares of Common Stock of the Corporation.

         The above is based on the following assumptions and conditions. The Charter Documents that I have reviewed are true and correct copies of the Corporation's Charter Documents on file with the Secretary of State. The copy of the Corporation's Bylaws provided and reviewed have not been amended in any respect and have been certified as complete by the Secretary. Other than as set forth above, no other documents, records or minutes or consents exist or have been prepared and no other actions are necessary. No stock certificates have been lost or cancelled. The shares identified above were issued for proper and sufficient consideration (which has been received) as required by the
Resolutions authorizing or ratifying the issuance of the shares and the consideration was sufficient in kind and amount under applicable law and the Articles of Incorporation and Bylaws of the Corporation. It is assumed that the issuance of shares is not in violation of any existing agreement restricting such issuance. It is also assumed that the business of the Corporation is not subject to any special federal, state, local or foreign law which may impose regulatory approval or requirements on the valid issuance of shares and nothing herein shall be viewed as addressing compliance with other laws, such as federal and state securities laws, in connection with such issuance. Finally, the stock certificates identified above are the only certificates issued and prepared as of the date of this letter. No other certificates exist and no other stock issuance has been made, authorized or approved and no other entries are made a part of the Corporation's Stock Register.

                                                  Very truly yours,


                                                  /s/ R. Brad Lamberth
                                                  --------------------
                                                      R. Brad Lamberth

RBL/kdv